Contact:	Chris Grandis	FOR RELEASE:
	Director, Media Relations	FOR BUSINESSWIRE
	CSC Corporate	OCTOBER 3, 2011
703-641-2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
CSC Corporate
703-641-3000
investorrelations@csc.com

CSC REPORTS STATUS OF NHS MEMORANDUM OF UNDERSTANDING
AND ADVANCE PAYMENT

FALLS CHURCH, Va., Oct. 3 – CSC (NYSE: CSC) reported today on the status of its pending memorandum of understanding (MOU) with the National Health Service (NHS) and the advance  payment made by the NHS on April 1, 2011 under the company’s Local Service Provider contract with the NHS for development and deployment of an integrated electronic patient records system.

On September 22, 2011 the U.K. Major Projects Authority, the joint U.K. Cabinet Office – Treasury body which oversees large public sector projects, published in redacted form its “Programme Assessment Review of the National Programme for IT” (NPfIT) following completion of its review of the overall NHS IT program for delivery of an integrated electronic patient records system. The review included a review of the company’s Local Service Provider contract. The Major Projects Authority concluded that the elements and vision of NPfIT relating to connectivity and flexibility remain valid, however the view of a single all encompassing service delivering full integration does not align with the needs of clinicians and should be simplified. The report also concluded that the Local Service Provider contracts, including the company’s contract, are owned centrally but delivered into a care setting that is the responsibility of individual trusts and, therefore, authority and responsibility under these contracts in the future should be clearly aligned in the new NHS environment of local decision making. The company has publicly expressed its full support for this direction, which was first announced by the NHS in September 2010, and believes that the significantly modified, more flexible approach proposed by the company in the MOU to drive faster deployment and support more localized decision making will enable the U.K. government to reap the benefits required from past investments. In a statement issued on September 22, 2011, Cabinet Office ministers and NHS officials stated that they would continue to work with existing suppliers, such as the company, to determine the best way to deliver services in a way which allows the local NHS to exercise choice while delivering the best value for money. The company has reiterated to the U.K. government its view that these factors were key principles on which the parties conceived and negotiated the MOU. A series of meetings between the company and the NHS and Cabinet officials have been arranged over the next several weeks. However, there can be no assurance that the MOU will be approved nor, if it is approved, what final terms will be negotiated and included in the MOU.

Progress is continuing in development and deployment projects under the contract in cooperation with the NHS, although progress has been constrained due to the uncertainty created by the government approval process. Humber NHS Foundation Trust has been confirmed as the early adopter for mental health functionality to replace Pennine Care Mental Health Trust, which withdrew as an early adopter in April 2011, and CSC and the NHS are preparing to formally document this replacement under the contract.

On April 1, 2011, pursuant to the company's Local Service Provider contract, the NHS made an advance payment to the company of £200 million (currently approximately $312 million) related to the forecasted charges expected by the company during fiscal year 2012. The amount of this advance payment contemplated the scope and deployment schedule expected under the MOU and the parties had anticipated that the MOU would be completed and contract amendment negotiations would be underway by September 30, 2011. As previously disclosed in the company’s Form 10-Q filed August 10, 2011 and Form 10-K filed June 15, 2011, the advance payment agreement provided the NHS the option to require repayment of the advance payment if the parties were not progressing satisfactorily toward completion of the expected contract amendment by September 30, 2011. Because completion of the MOU has been subject to delays in government approvals and, as a result, contract amendment negotiations have not progressed, the NHS required the company to repay approximately £170 million (currently approximately $265 million) of the April 1, 2011 advance payment on September 30, 2011, and the company agreed and made the repayment as requested. Also on September 30, 2011, the NHS and the company entered into an extended advance payment agreement providing for an advance payment of approximately £24 million (currently approximately $37 million) to the company in respect of certain forecasted charges for the company's fiscal year 2012. The extended advance payment agreement acknowledges that the company’s Local Service Provider contract, as varied by the parties in 2010, is subject to ongoing discussions between the parties with the intention of entering into a memorandum of understanding setting out the commercial principles for a further set of updated agreements. The company intends to discuss the extended advance payment structure and certain fiscal year 2012 deployment charges with the NHS in connection with the MOU negotiations. However, there can be no assurance that the parties will enter into the MOU or that the company's forecasted charges under the contract for the remainder of fiscal year 2012 will not be materially adversely affected as a result of the delay in completing the MOU and the related contract amendment.

About CSC
CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 93,000 employees and reported revenue of $16.2 billion for the 12 months ended July 1, 2011. For more information, visit the company’s website at www.csc.com.
All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 1, 2011 and any updating information in subsequent SEC filings. The company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.